                                                                     EXHIBIT 21


                   SUBSIDIARIES OF METATEC INTERNATIONAL, INC.


Metatec Worldwide, Inc., an Ohio corporation

Metatec International B.V., a Netherlands corporation

META Holdings, LLC, an Ohio limited liability company

META Management, LLC, an Ohio limited liability company















                                       51